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                                                           OMB APPROVAL
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                                                  OMB Number           3235-0104
                                                  Expires:     December 31, 2001
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  FORM 3            U.S. SECURITIES AND EXCHANGE COMMISSION
  ------                     Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

   Lonergan            Edmond                L
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  (Last)               (First)            (Middle)

   c/o Corporate Architects, Inc.
   10245 East Via Linda, Suite 220
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                  (Street)
   Scottsdale,           AZ                 85258
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   (City)               (State)             (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)

   August 21, 2000 (Date form 10 will become effective)
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3. IRS or Social Security Number of Reporting Person (Voluntary)

   86-095173
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4. Issuer Name and Ticker or Trading Symbol

   Fifthcai, Inc. The company does not trade.
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [X]   Director                             [X]   10% Owner
   [X]   Officer (give title below)           [ ]   Other (specify below)

   President
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6. If Amendment, Date of Original (Month/Year)


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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person
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             Table I -- Non-Derivative Securities Beneficially Owned
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                                      3. Ownership Form:
1. Title of  2. Amount of Securities     Direct (D) or   4. Nature of Indirect
   Security     Beneficially Owned       Indirect (I)      Beneficial Ownership
  (Instr. 4)        (Instr. 4)           (Instr. 5)             (Instr.5)
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  Common Stock      5,000,000                D                     N/A
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                           (Print or Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                          3. Title and Amount                  5. Owner-
                                         of Securities Underlying                  ship
                                           Derivative Security                    Form of
                2. Date Exercisable            (Instr. 4)                       Derivative
                 and Expiration Date    -------------------------  4. Conver-    Security:
                  (Month/Day/Year)                       Amount       sion or     Direct    6. Nature of
1. Title of     ----------------------                     or         Exercise    (D) or       Indirect
 Derivative      Date      Expira-                       Number       Price of   Indirect      Beneficial
  Security       Exer-     tion                            of         Derivative   (I)         Ownership
 (Instr. 4)     cisable    Date         Title            Shares       Security   (Instr.5)     (Instr. 5)
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Explanation of Responses:

/s/ Edmond L. Lonergan                                        August 11, 2000
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    Edmond L. Lonergan, President                                  Date
   **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient. See Instruction 6 for procedure.